Exhibit 99.01

GLENBOROUGH REALTY TRUST ANNOUNCES COMMON SHARE OFFERING

SAN MATEO, CALIFORNIA, December 9, 2004 — Glenborough Realty Trust (NYSE: GLB) today announced that it will issue 4.0 million shares of common stock in an underwritten offering. The offering is being underwritten by Goldman, Sachs & Co. Glenborough has granted the underwriters an option to purchase up to an additional 600,000 shares. Glenborough intends to use the net proceeds to redeem a portion of the outstanding shares of its 7 ¾% Series A Convertible Preferred Stock, and in the interim period prior to the redemption, repay a portion of the amounts outstanding under its unsecured credit facility.

The shares of common stock are being offered through a prospectus supplement under the Company’s existing shelf registration statement. The offering of these securities will be made only by means of the prospectus supplement. The prospectus supplement relating to this public offering will be filed with the Securities and Exchange Commission. This communication shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described in this press release, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. When available, copies of the prospectus supplement may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attention: Prospectus Department, (telephone 212-902-1171).

Glenborough is a self-administered and self-managed REIT with a portfolio of 63 primarily office properties as of September 30, 2004. The portfolio encompasses approximately 11 million square feet, concentrated in Washington D.C., Southern California, Boston, Northern New Jersey and Northern California.